Exhibit 99.2

IronNet, Inc.

Q4 and Fiscal Year 2022 Earnings Call

April 6, 2022

Presenters

Nancy Fazioli, Investor Relations

Keith Alexander, Founder, Chairman and Co-Chief Executive Officer

Bill Welch, Co-Chief Executive Officer

Jamie Gerber, Chief Financial Officer

Q&A Participants

Mike Cikos – Needham & Company

Joseph Gallo – Jefferies

Gray Powell – BTIG

Imtiaz Koujalgi – Guggenheim Securities

Anja Soderstom – Sidoti & Company

Operator

Hello, and welcome to the IronNet Q4 Fiscal 2022 Earnings Call and Webcast. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to turn the call over to Nancy Fazioli, Investor Relations. Please go ahead.

Nancy Fazioli

Thank you, operator. Hello, and thank you for joining us. Today’s conference call will address IronNet’s financial results for the fourth quarter and full year ended January 31st, 2022, that were announced this afternoon.

Before we begin, please note that some of the statements we will be making today are forward-looking. These matters involve risks and uncertainties that could cause our results to differ materially from those projected in these statements. We, therefore, refer you to the risk factors included in our latest SEC filings. Our comments today also include non-GAAP financial measures. Additional details and reconciliation to the most directly comparable GAAP financial measures can be found in our earnings release issued today, which is on the Investor Relations portion of our website at ir.ironnet.com.

And now, I’ll turn the call over to our Founder and Co-CEO, General Alexander, who has some remarks. He will be joined by our Co-CEO, Bill Welch and CFO, Jamie Gerber for the question-and-answer portion of the call. General Alexander?

Keith Alexander

Good afternoon. Thank you for joining us today. We have four areas to cover today prior to taking your questions. I’ll start with the review of key fourth quarter results and then provide insight into our outlook for fiscal year 2023. I’d also like to comment on the current geopolitical backdrop and the role of collective defense in an environment where using cyber warfare as an element of national power is now a very real and present danger. And finally, I will address why behavioral analytics and collective defense, the technology IronNet’s platform is based upon, which are necessary components of modern-day cyber defense.

Regarding fourth quarter and fiscal 2022 results. As you saw in our press release, we exceeded our expectations for the fourth quarter and delivered on revised revenue and ARR targets, delivering revenue of $27.5 million compared to guidance of $26 million and ARR of $31.8 million compared to guidance of $30 million. We achieved 23% year-over-year ARR growth this year by executing on the transactional side of the business. These results do not include strategic customers.

As we stated last quarter, anticipated strategic deals were delayed, so we took them out of our forecast and will continue to do so. Most of these strategic customers are in the U.S. public sector and were impacted by delays in federal funding. These are not lost deals. Today, almost without exception, they remain in the pipeline as strongly viable opportunities. Our pipeline of strategic opportunities remains healthy and continues to grow.

Also relevant, as you may recall, we had two noteworthy contracts up for renewal in the first half of last fiscal year that combined totaled a few million dollars. They are delayed. They are not lost deals. If they had renewed in a timely manner, we would have been looking at close to 35% year-over-year ARR growth instead of the actual 23%.

One of the two deals is a branch of the military whose contract migrated and will be expanded upon under another government contracting entity as a strategic opportunity. This is one that has been caught up in the federal funding delays I mentioned. The other deal is an international government agency opportunity that also migrated to a new contracting entity in their organization. As a result, it is going through a required reevaluation as part of its migration process, which is taking longer than expected to complete.

From a revenue perspective, the $8.2 million in revenue we recognized in the fourth quarter represented approximately 18% growth over the prior quarter. This record performance resulted in part from a significant paid pilot in Q4. We are in final negotiations with that customer, and we anticipate a contract. And in fact, the opportunity is captured in our full-year guidance, but it is not clear if it will close in Q1.

A few other points of context about fiscal 2022 revenue. Our fiscal 2022 results are more product-driven than they were in the prior year. Professional services revenue declined $2.3 million or approximately 50% from the prior fiscal year. We do take on professional services contracts from time-to-time, but I believe a promising outcome from this year is the revenue shift to our recurring revenue model based on the collective defense platform.

Our platform includes our NDR product, our AI behavioral analytics, our cyber operations and the dome. The combined offering is strongly differentiated. We are the only provider in the marketplace offering a holistic collective defense NDR-based solution. From a technology standpoint, this means that our customers can see automatically correlated alerts within their individual enterprise networks. That’s our network detection and response product, as well as anonymized automated correlated alerts across company. That’s our unique collective defense capability.

Our fiscal year results also demonstrate a strong shift toward cloud deployments by our customers. This ramp up of cloud migration is aligned with market trends and therefore a strength for our business. Cloud represented 63% of our product revenue for fiscal 2022 versus 52% in fiscal 2021. Cloud benefits scalability and also helps to mitigate the impact of supply chain disruptions as we become less hardware dependent. We believe that we are well positioned to benefit from this longer-term trend towards cloud adoption.

Although hyperscalers are responsible for securing the cloud and offer some multi-layered tools for customers to secure their data and assets in the cloud, IronNet’s platform adds an essential layer for complete visibility of cloud deployments. Because the platform can see traffic to and from the cloud, it adds an important layer of security. Additionally, our sensors can deploy across multiple clouds, so customers can protect the threat surface across their entire hybrid for multi-cloud environments.

Our growth in fiscal 2022 was driven by community-sized customers. Accelerating the transactional side of the business is an important trend and continued objective for us. We ended the year with 61 new customers. We described the 27 customers that were in our base at the start of the fiscal year as largely cornerstone-like in terms of potential to support a dome.

Over the course of fiscal 2022, our base did indeed expand with the creation of a number of communities joining our dome, namely in the space sector, in healthcare, as well as in some international geographies, and we continue to expand participation in the energy and finance sectors. We are also now making progress in several U.S. states to build state domes, where a state can bring together education, public utilities, finance and state agencies into a state dome. This is evidence that our land and expand strategy is taking hold as we start with a cornerstone customer and expand into affiliated members of that customer supply chain.

As we have noted previously, it is often supply chain providers that represent the greatest vulnerability to the larger entities that rely on them. Our major cornerstone customers are our biggest champion in this endeavor, particularly in the energy sector. For instance, the New York Power Authority set up a dome to include entities from across the states in municipal utilities and cooperative energy companies. While community members are critical to securing sectors, the price point of joining a sector dome reflects the size of the organization.

Our technology protects each member of the dome while also adding shared visibility and collaboration between its members. We can do this while protecting data and anonymity and privacy. We are strongly encouraged by this momentum and are working to replicate that further in this fiscal year, bringing in both deeper pocketed and more cyber resilient cornerstone customers and the community members that are just as important for securing sectors at large.

That’s a natural segue to comment on the guidance we have provided for the fiscal 2023, our current fiscal year. As we said last quarter, we appreciate the criticality of being accountable and predictable as a public company. In the second half of fiscal 2022, we confronted headwinds in the public sector that we did not expect. As a result, we based our revised fourth quarter guidance on strong, line of sight opportunities for the transactional business.

The difficulty in predicting timing for these public sector opportunities is not yet behind us. We were encouraged to see that Congress finally passed and President Biden signed in mid-March the $1.5 trillion Omnibus Spending Package that we have been waiting for. The Consolidated Appropriations Act 2022, as it is called, provides funding for 12 appropriation bills that make up the federal budget, including a significant allocation to fund and increase in support for critical physical infrastructure to help prevent cyber-attacks and other measures to root out cyber intrusions.

And just last week, the Biden administration indicated that it wishes to further boost cybersecurity spending across the federal government to record levels to continue to modernize U.S. cyber defenses. Specifically, the President’s FY2023 budget asked Congress for an 11% increase over the previous year in cybersecurity funding across civilian government agencies. So while encouraged, we remain cautious regarding expectations for how quickly this funding will be deployed. Hence, we will continue to focus on our transactional, more predictable pipeline and our forecasts for now. Strategic opportunities will provide upside to our outlook, which we will communicate back to you as they occur and concurrently raise our guidance.

From a full-year perspective, our guidance for ARR of approximately $48 million by the end of fiscal 2023 is 50% year-over-year growth. We expect revenue of approximately $34 million for a full-year or growth of approximately 25%. Revenue will lag exit ARR due to how we anticipate linearity of deals throughout the year, strengthening into the second half of the year.

Let me now turn to a discussion of the current threat environment. Since mid-February, our team has been sharing insights on the escalating crisis in Ukraine, through blog post and webinars, one of which I supported last Friday with the New York Stock Exchange, hosted by their CISO, Steve Pugh, and joined by national cyber director, Chris Inglis, principal advisor to the president on cybersecurity policy and strategy, as well as Tom Fanning, chairman and CEO of Southern Company. As evidenced by our discussion, it’s clear that the necessary mind shift toward a collective defense approach is accelerating across the public and private sectors. In addition, this past Monday, I participated in a Roundtable moderated by Matt Peterson of Barron’s on the topic of evolving risk for corporate executives and investors, specifically now with the current conflict in the Ukraine. I also have offered several op-heads in the past quarter alone and been accessible to tier-one news outlets.

Today, we announced that we enhanced our longstanding relationship with the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, CISA to become a specialist partner of the Joint Cyber Defense Collaborative, JCDC. IronNet has collaborated with CISA in numerous areas to enhance the nation’s cybersecurity through public-private partnership, including through our membership in the Cyber Information Sharing and Collaboration Program. We will continue to drive thought leadership to support the education that we see as necessary to drive transformation in cyber and create awareness about the need for collective defense.

The Russia Ukraine war underscores the urgent need for us to drive a collective defense solution. Our assessment of the situation is as follows. Cyber is a weapon of war and one of the tactics that I believe Putin will continue to use. President Biden concurred in his recent high profile press conference noting that the magnitude of Russia’s cyber capacity is fairly consequential and its coming. This is where we all need to work together.

Unfortunately, we did not create the missile defense shield in cyber that we have for missiles. That’s exactly what IronNet is trying to do, and we think that’s important. Which sectors do we believe are most likely to be targeted? I think there is consensus from experts, which we agree with, that the financial, oil and gas, energy and government sectors are potential targets. The effort will be focused on where the biggest economic and human impact can be made in attempt to break our collective resolve.

In each of these sectors, major organizations have world class cybersecurity, but even a world class security team can’t stop everything when defending individually and won’t see everything. This is where a real-time sharing in a radar picture is important. It enables companies to see what’s hitting others, providing collective defense, or as director Inglis says, to beat one of us, you have to beat all of us.

What should we be thinking about? I would frame cyber risks in three buckets. One, defending against a direct attack, such as what Ukraine and its Eastern European neighbors have already experienced. Last week, for example, we saw the disclosure of a new data wiper virus called AcidRain. This is the eighth wiper virus that we have seen in this conflict. Two, the collateral damage that would likely result from a direct attack. The NotPetya virus released during Russia’s 2017 attack of Ukraine was intended to attack tax accounting software, perhaps as an attempt to disrupt Ukraine’s supply network, quickly spread and cause significant collateral damage around the world.

Three, there is the question of who else joins. The story emerged last week that China was involved in cyber-attacks on Ukraine. In the early days of the war, whether it is China or other nation-state or criminal actors, we could be dealing with multiple adversaries. This is where behavioral analytics, which is the IronNet approach to NDR, is a significant differentiator from rules-based NDR solutions on the market, those that look for no-knowns.

The focus of security operations center should be about proving the positive or proactively triaging alert set network speed. The industry’s current model for cybersecurity is not sufficiently predicted. We believe now it’s essential to have the capability like the IronNet Collective Defense platform to automatically correlate patterns of suspicious behavior, rapidly identifying malicious threats that would have gone unnoticed based on a signal occurrence. Our solution earned the highest AAA rating after independent evaluations by SE Labs and was also rigorously tested by a branch of the U.S. military with exceptional results.

My experience having led our offense, is that no defense is impenetrable. So this is where working together at network speed between the public and private sector becomes very important. It’s the public private partnership that collective defense advocates, like director Chris Inglis have said is so hugely important. Our public defenders cannot protect us against what they can’t see, plain and simple. We believe IronNet’s collective defense platform bridges that gap.

Operator, we are ready for our first question.

Operator

Thank you. We will now be conducting a question-and-answer session. We ask you ask one question and follow-up, then return to the queue. If you’d like to be placed in the question queue, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. One moment please while we pull for questions.

Our first question today is coming from Mike Cikos from Needham & Company. Your line is now live.

Mike Cikos

Hey, guys. Thanks for letting me on the call today. I wanted to circle up on the sales progress that you guys have made as far as focusing on the more transaction-oriented deals and really just wanted to get a better sense. What’s the uptake been like in establishing that transaction-driven model?

And then the follow-up, how should we be thinking about the success in driving that? I’m looking at the customer count. Is it--should we expect an increase in customer entities quarter-in, quarter-out? Or is--are there other things we should be focusing on when thinking about that transaction?

Bill Welch

Hey Mike. This is Bill Welch. Great question. Thank you for it. So couple of things that I’ll cover on your question. Number one is, what we’re seeing in the sales organization as I’ve been providing overwatch is, number one, our proof of values have gone up over 300% year-on-year. So we’re seeing a lot of interest for doing interest into the product.

We also are seeing great close rates approaching almost--you know, 90%. As you saw, we have tripled the number of customers. I think this goes to your question as far as, yes, you should expect that every quarter-in quarter-out that we will continue to expand the number of customers as evidenced by the communities. As you know, we are focused on establishing communities in the federal space, the defense industrial base, the energy space, the finance space, space, healthcare. When I say space, meaning actually the space itself.

Then I will tell you that we’re seeing each one of these domes, these communities, tripling and doubling in size in many cases. The community organization is going very well as far as customers helping us to expand them with referenceable customers and then really the value that we’re providing to them. We have been doing some great work on value case studies to see the value of not only our network detection and response technology, but also the concept of collective defense.

Mike Cikos

Got it. Thanks. And then I guess the follow-up I have would be for Jamie, I think. But I’m looking at the gross margins, and I know that there were some commentary in the press release regarding the declines that we’re seeing in the software subscription and support. But can you just walk us through what it is that is weighing on the gross margins? And is this, call it, 63% or so a fair place to be as we think about fiscal 2023 or are there one-time impacts that are artificially depressing that gross margin as we think about where we are today?

Jamie Gerber

Right. Thank you. Excellent question. The--and I think you’ve taken note that there were some accounting charges that we’re just catching up here. But the more fundamental point, which I think really is encouraging, is that our revenue mix and the transaction particularly—traction particularly with community customers is where we’ve actually been doing a lot of work on market penetration and getting a good establishment there, which is really what’s been really the other part of the fourth quarter driver for our margins.

I think in terms of how to think about margins going forward, and that’s really where—take a look at the overall year. And leaving aside the accounting charges, the native margin for the period was effectively 70%, which is where we’ve wanted to be as a SaaS company, and that’s before a number of the changes that we’ve been recently working in our--through our technology architecture improvements that should easily drive us and keep us solidly in the low 70% range and pushing forward on up end margins as we go through fiscal 2022--or 2023, sorry.

Keith Alexander

So Mike, I’d like to add in. This is Keith Alexander. I think your questions are really good. So what Bill and Jamie really hit on is the fact that our transactional business and the community members is something the cornerstone customers asked us to do. They said, look, we are concerned about the supply lines in these small companies as points of entry into our business, help us protect that. We sat down with CEOs and CISOs and begin that process. That’s accelerating, as Bill said. And what they thought that would do is not only get more community customers, but it’ll also grow cornerstone customers, then it’ll achieve the margins that Jamie was talking about.

Mike Cikos

Very helpful. Thanks guys. And just a clarification while I have you. I apologize. But Jamie, does the commentary on the, call it about 70% or low-70s percent gross margin, that’s specific to the software subscription and support or is that specific to the, I guess, consolidated gross margin that you guys are reporting? I just want to make sure I’m clear on that.

Jamie Gerber

Well, so focus particularly on the product margins. The services margins will come up and down the--you know, it’s a smaller part of our revenue. So that will from time-to-time sort of adjust the margins back and forth. I think the one to really keep an eye on are our product margins, and those are the ones that we’re driving up into the 70s and are going to maintain ourselves there.

Mike Cikos

Totally understand. Thank you for clarifying that. I’ll hop back in the queue. Thank you, guys.

Operator

Thank you. Next question today is coming from Joseph Gallo from Jefferies. Your line is now live.

Joseph Gallo

Hey, guys. Thanks for the questions. I have a bunch for Jamie today. Understanding that revenue lags ARR. Jamie, can you just walk us through ARR to revenue next year? I mean, you have $32 million of ARR right now. You did $2 million of services. If you add those two numbers together, you get your $34 million guidance for next year. So you’re also adding $16 million of ARR, maybe just kind of walk us through how we should think about that flow and seasonality.

Jamie Gerber

Sure. So really, the ARR growth continues to be--you know, the best indicator for growth in the business. That being the measure of how much we actually have brought into the revenue stream as of the end of each period. So that year-over-year ARR growth of 50% is, I think, the first number to focus on.

I think in terms of the linearity through the year--and we did have a couple of pilots that were in our revenue in fourth quarter that we will be and are working on to renew here in first quarter, a little bit held up by the continuing resolution. But those are the kinds of contracts that as we come in and give ourselves a position and revenue for first quarter of this year, probably a little closer to third quarter of last year for the first quarter revenue. But then put some linearity on that to get on up to the $34 million for the year. And you’ll see that acceleration on through the year to follow on the growth in ARR.

Joseph Gallo

Okay. And then if I can just follow-up to that one, and then I have one more. Is just today, is all of your revenue an ARR transactional or there is some historical strategics in there, right? Because I see the caveat as the--when you gave guidance, says, expects transactional business to be $34 million and $48 million. Is there—

Jamie Gerber

--we’re all trans—yeah. No, we’re all transactional. We put ourselves in that place in our guidance at the last quarter call and the strategics are going to be, I think as we’ve noted, the $5 million in ACV and higher deals. Those continue to be a very nice pool of opportunities out in front of us. So all transactional, an answer to your question.

Joseph Gallo

Okay. And then just on the profitability, appreciate the help on gross margin, but can you give us some guardrails for fiscal 2023, both on op margin, maybe seasonality there and then cash burn and seasonality there, please?

Jamie Gerber

Yeah. So I think in terms of the--yeah, I think you wanted to move down below gross margin there for--and get down to the OpEx. Yeah. So I think the operating margin--you know, we’re going to continue to be investing in particularly sales and marketing and continued investment in R&D. So do expect those as a percentage of sales to continue to be at a--you know, well north of 50%, and--you know, in terms of sales and marketing--you know, pushing up almost into the 100% range of revenue. So those are going to continue to be strong investments for the company.

Now, that being said, we’re also keeping a very close eye on making sure that all of our OpEx is highly directed at the high return prospects for the company. So we know where we’re investing and we’re continuing to do that in a very careful and thoughtful way. So I think those are a couple ways to think about where we’re going with operating margins sitting underneath a good solid position, particularly on product, which dominates us at that 70% and low-70% range for the fiscal 2023.

Joseph Gallo

Okay. Thank you.

Operator

Thank you. Next question today is coming from Gray Powell from BTIG. Your line is now live.

Gray Powell

Okay. Great. Thanks for taking the question. Just a few on my side. So yeah, maybe high level, what’s just been the reaction on the commercial side from the Russia Ukraine situation? Have you actually seen increased engagement from any verticals that just—that really stand out to you? And then, just how quickly do you think this could translate into incremental ARR growth?

Keith Alexander

So Gray, thanks. That’s a great question. This is Keith Alexander. So we are seeing a lot come out of this crisis. First, as you may have heard from the Secretary of Defense and the Chairman of the Joint Chiefs, the world has become a more dangerous place and we’re seeing cyber has become an element of national power. And President Biden made the comment that, be ready for consequential cyber-attacks here in the near future.

As you add to that, things like 5G, cloud, and the internet of things, all of that says it’s getting more difficult for our cyber analysts to actually defend networks. So you need things like AI, machine learning and cloud to help that. The human element is going be challenged in this regard. So collective defense, where you can now share knowledge, share information at network speed, we believe is the future and we’re seeing traction in that.

I think it was really good to hear Chris Inglis talk about that public private partnership and collective defense. And he made that comment, which I’m stealing now, to beat one of us, you have to beat all of us. So we’re the ones that can make that a reality, create that radar picture in cyber. I think that’s the future. And interestingly, everybody claims they can do it. We had SE Labs do a test on our system and they gave us the highest rating.

So we’re seeing it, we’re getting the traction. Those become those strategic deals that Jamie mentioned earlier, deals above $5 million. But the problem, as you know, is getting those in a specific quarter. When it’s going to come is hard to predict, especially given the budget process for the federal government. So we will bring those in once they come. And that was largely the impact of the continuing resolution is what hurt us and others, if you add to that, the operational expense of the Ukraine deal.

So that was long-winded, but we are seeing uptake. We’re seeing it at both the federal and the state level, and I think that’s going to be very helpful for us in the future.

Gray Powell

Okay. That’s helpful. The other question I had, and I appreciate the color as it relates to the ARR guidance. I just want to make sure I understand everything correctly. So the ARR guidance for fiscal 2023, that’s only transactional customers, there is no strategic customers within that. If things happen to go in the right direction for you, how much upside could these larger strategic customers reasonably create? Yeah, what’s like the--what’s the bull case there?

Bill Welch

Yeah. This is Bill Welch. Let me address that. You know, we don’t know at this time, and what we have committed to all of our shareholders and to all of you on the phone, is that when we do secure a strategic, as you know, we define the strategic at $5 million or greater, we will let you know. And at that moment, we will then decide on what the upside--you know, could be. There is a very large pool of strategics still there. But for me to forecast that--you know, it is not predictable as much as I can predict the transactional business at this time.

Keith Alexander

So I’ll add to that. And remember, I’m not one experienced in the commercial endeavor, as much as I am on knowing how these deals are going. So one of the things I’ve been working is the strategic deals. The issue as we went through last year, was trying to predict which quarter they would fall in and when they would. The concern that we had is everybody saying, well, when are they coming? And the continuing resolution and other things impacted it and now the war.

They are still in our line of sight. It’s just a question of when they come in. So we thought it was appropriate to be completely transparent with you and others to say, we’re going to gauge everything on the transactional side. And then every time a strategic deal comes in, we’ll announce it, and we’ll adjust our guidance as appropriate. Does that make sense?

Gray Powell

Yep. That makes a lot of sense. If I can just sneak in one more. Any directional color you can give on free cash flow for fiscal 2023 relative to fiscal 2022? And if you don’t want to get too precise and just--you know, should be like staying, better, worse, just trying to help fine tune the model?

Jamie Gerber

Yeah. I think there are a couple variables that are classically in there and those do include the extent of larger strategic deals and the like. So there’s still a fair amount of variability that’s in that. We do have--or we have focused ourselves, as I think we’ve talked before, on making sure that we have adequate liquidity resources for the company. I think you saw our recent announcement on the equity line, $175 million there, as one of those moves. And so between keeping a tight focus on spend and making sure that the good forward cash flow that we’ve historically experienced from our customers is in play and then making sure that we’ve got some good ways to optimize our capital structure and keep liquidity out front of us, those are kind of the three components, if that helps you.

Gray Powell

Understood. Okay. Thank you very much.

Keith Alexander

Thank you.

Operator

Thank you. Our next question today is coming from Imtiaz Koujalgi from Guggenheim Securities. Your line is now live.

Imtiaz Koujalgi

Hey, guys. Thanks for taking my question. I had just one question on the ARR guide for next year. I know you didn’t give us the guide for Q1, but any color on the (INAUDIBLE) of ARR for next year? I know in fiscal 2022, you had a bit of a decline in the first half, and then the ARR went up in Q3 and Q4. Should we expect similar since now been in the upcoming year where ARR is probably a bit more modest in the first half and then goes up in the second half?

Jamie Gerber

Right. So remember, I think as we were noting, we’ve got a couple pilots that are coming up for renewal here in first quarter. So I think I would encourage you to be--you know, careful and conservative on your view of ARR. I think we’ve pointed earlier in the call here to taking a look at revenues for first quarter--you know, on a fairly conservative basis being perhaps back at around the third quarter level.

We’re looking to exceed that obviously, but I think I would encourage you to be conservative both on revenue and ARR expectations for first quarter. But do keep in mind that full-year guide of--you know, getting some good accelerating linearity through second, third and fourth to get us up to that revenue number of $34 million and similar accelerating growth in ARR coming off of first quarter here for second, third and fourth to get us on up to that 50% year-over-year growth rate.

Keith Alexander

Yeah. So Tiaz, I think, you hit it on the head when you said, it starts off slow in first and second and goes third and fourth and accelerates. Essentially, that’s what we’re seeing. I think what we will see. And I think it’ll accelerate more and that’s the intent.

Imtiaz Koujalgi

Got it. Just to maybe get some more color, should we expect ARR to be flat or up in Q1, because it was down from Q4 to Q1 in fiscal 2022? Are you expecting that to happen again? Or should we expect that number at least to be up sequentially from Q4 to Q1, the ARR?

Jamie Gerber

Yeah. Again, there’s some variability that’s in that, particularly with how some of these transactions are coming in down here at the end of the quarter. So again, I think I would encourage you to think about flattish on that as sort of a median spot to end up but do understand that there’s still fair amount of variability, particularly a little more on the upside. But I think you’d be well advised to not be taking that up at our historical growth rates for first quarter but do expect us to be exceeding growth rates as noted for the full year.

Imtiaz Koujalgi

Got it. And then just one second question on the model again. Your services revenues were down in fiscal 2022 or fiscal 2021, should that trend continue, or should we see that now up ticking because you’re adding more net new ARR in fiscal 2023 versus what you had in fiscal 2022?

Jamie Gerber

Sorry. Actually, could you just restate the first part of your question? I want to make sure I answer the right part of it.

Imtiaz Koujalgi

So your services revenues were down year-over-year.

Jamie Gerber

Oh, yeah.

Imtiaz Koujalgi

So should we expect that trend to reverse now? Should we expect service revenues to grow in fiscal 2023?

James Gerber

Yeah. No, excellent question. I thought you’re asking about services. I just wanted to be sure. So thank you. Yeah. Look, the company does have from time-to-time some significant services contracts, and we were advising national government at this time of year last year. So that’s why our services was a pretty healthy number last year. So I think in terms of where we’re doing our own forecasts on services is to keep that really still quite low. Our focus is on product.

But that being said, I think it’s important to note that the services opportunities do lead to product sales. In fact, that very large contract as we were advising on long-term strategy for that particular country, you will have noted recently, has actually turned into opportunity of very significant product sale in the region. So those—that relationship of services contracts and being looked to as a really important thought and strategic leader on the services side is important. It’ll come up and go down as a result, but they are leading to these very, quite a bit larger product deals that we have seen come into the transactional side and also are sitting behind several of those larger strategic opportunities that are out in front of us. So do think of it in--as leading product sales as well as being, unfortunately, kind of variable.

Imtiaz Koujalgi

Got it. Thanks. (INAUDIBLE) very helpful.

Jamie Gerber

Sure.

Operator

Thank you. Next question today is coming from Anja Soderstrom from Sidoti. Your line is now live.

Anja Soderstrom

Yeah. Hi, thank you. A lot of my questions have been asked already. But I just curious, for the--you were guiding or giving some color on the gross margin for the next year. I assume that’s dependent on the transactional deals. So to the extent that strategic deals comes and what kind of leverage do you have on that gross margin for those deals?

Jamie Gerber

Right. So I think there are kind of two things to think about underpinning our guidance around low-70% range for this current fiscal year, fiscal 2023. So one of them is that actually we’ve been just doing some really solid work on the product side to make sure that our--the efficiency of how we deploy to customers large and small. Community and cornerstone is increasingly efficient, and that’s going to continue to be a very nice underpinning driver for margin growth both this year and on into the next several in front of us. So that’s good.

I think you asked as well about kind of what the expectations on the strategics are, and I think you do take correct note and should correctly note that on these much larger deals, there are some real economies of scale for those. And so in terms of our ability to deliver on higher-than-average margin on those, as we bring those in, I think is a good expectation.

Anja Soderstrom

Okay. Thank you. And you also noted that the strategic deals are from $5 million and up. Do you have any sort of range on--or an average of something of those, that you see in your pipeline?

Jamie Gerber

They—yeah, they vary quite considerably from $5 million and up. So I think in terms of characterizing any collection of them is probably not particularly fair.

Keith Alexander

But we will announce those, Anja, when they come in and adjust our guidance as appropriate.

Anja Soderstrom

Okay. Yeah. I got that. Thank you so much. That was all for me.

Jamie Gerber

Yeah. Thanks, Anja.

Operator

Thank you. Our next question is a follow-up from Mike Cikos from Needham & Company. Your line is now live.

Mike Cikos

Hey, guys. Thanks for the follow-up here. Just a couple of quick questions for you. The first really coming down to the pilots that I know that you guys have spoken about for Q4. And real basic questions here, but first, when I think about the pilots and their contribution to Q4 and then Q1, the commentary is that we’re at a, on a conservative basis, thinking about Q3 of fiscal 2022 revenues, right? So is most of the uptick from Q3 to Q4, on that software subscription support, is most of that coming from pilots then? Is that the way to think about it?

Jamie Gerber

Yeah. Pilots were really good contributor to it. It’s a--you know, it’s really fantastic when we’ve got important customers that are coming in and not just wanting to dip their toe in the water but giving us some meaningful contracts to go ahead and get started with a product. And so those were some important parts of hitting record revenue for fourth quarter, and so that is a good observation around fourth quarter. Yeah.

Mike Cikos

Okay. And just to be clear here as well, these pilots, they’re not being included in ARR, correct?

Jamie Gerber

Well, some of the pilots do, it depends on how they’re running. I mean, we’ve got some pilots that run for 12 months and alike, so some of them do.

Mike Cikos

Okay. Okay. And then my final question was around the ARR versus revenue. Again, I know one of my colleagues asked about the revenue lag versus ARR, but I just wanted to focus in, I think exiting fiscal 2021, the ARR that IronNet had was $25.8 million. And then I’m just comparing that to the reported software subscription and support revenue you guys did in fiscal 2022, and it came in at $25.3 million. So it was actually below. And I’m just trying to--is that really just a function of maybe pilots that didn’t come through or maybe contract renewals getting pushed out? I’m trying to think about what would create that. What would drive that revenue coming in below the ARR where we were a year-ago?

Jamie Gerber

Right. Yeah, actually, it’s really more dominated by the latter of those two effects that you are talking about. We did have in our ARR coming out of last year, actually two fairly large contracts that were with government entities and their renewal. In fact, I think we might have even talked about these in the third quarter call and the second quarter call, that their renewal actually was getting caught up in the continuing resolution.

And so as a result, although they were in ARR at the end of last year, they didn’t contribute as much to the revenue this year. So their renewal is still very much in the immediate opportunity set here. And now that we’ve got the continuing resolution finally out, we’ve got some clearance to go and get those actually back into ARR.

Mike Cikos

Got it. Thank you very much, guys.

Operator

Thank you. Our next question is a follow-up from Anja Soderstrom from Sidoti. Your line is now live.

Anja Soderstrom

Yes. Hi, thank you for taking my follow-up. I just have one final question. For the transactional deal stuffed in your ARR guidance, how long are those contracts typically?

Bill Welch

Yeah. The transactional businesses can range anywhere from 12 months, 24 to 36 months in the--in length.

Anja Soderstrom

Okay. And do you have any sort of average or some—like, what’s the most typical length?

Jamie Gerber

Yeah. I think probably the best place to start, and that is why we do have the measure for weighted average contract length. So still almost three years in length on that key metric. Now, we do have some very nice—still, we would’ve characterized them as transactional business, but--you know, five-year contracts that are in there. So that’s what continues to dominate that weighted average.

We really don’t have any of these strategic level, five year—$5 million of ARR per year in that total. So I think that’s a pretty good measure for you of the transactional average that’s in there, still with some variability. And to Bill’s point, they vary from one to three years typically, but there clearly are some longer ones and beyond that, that keep our weighted-average metric up there just a little shy of three years.

Anja Soderstrom

Okay. Great. Thank you. That was all for me.

Operator

Thank you. We’ve reached the end of our question-and-answer session. I’d like to turn the floor back over to management for any further closing comments.

Keith Alexander

Thanks, Kevin. Thank you, operator, and thank you for the participants for the questions today. I just want to leave you with some concluding thoughts. IronNet’s four primary value drivers are, number one, to improve the effectiveness of cybersecurity investments; number two, increase the visibility into the threat landscape; number three, reduce risk; and number four, to reduce costs for our customers. The time to transform cybersecurity through collective defense is now and has never been greater. We appreciate your support as we drive our mission and business forward. Thank you and have a great evening.

Operator

Thank you. That does conclude today’s teleconference and webcast. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.

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